STOCK AND ASSET PURCHASE AGREEMENT

     This STOCK AND ASSET PURCHASE AGREEMENT ("Agreement") made as of January 23, 2001, by and among TELTRAN INTERNATIONAL GROUP, LTD., a Delaware corporation ("Teltran"), INTERNET PROTOCOLS LTD. ("IPL"), a corporation formed under the laws of England and Wales and NCT NETWORKS, INC., a Delaware corporation ("NCTN").

                                  INTRODUCTION

     WHEREAS, Teltran is engaged in the telecommunication and internet business;

     WHEREAS, Teltran owns all the capital stock of Teltran Web Factory Limited (the "Acquired Company") and IPL;

     WHEREAS, the Acquired Company and IPL are engaged in the internet business;

     WHEREAS, NCTN desires to acquire all the shares the Acquired Company ("Acquired Company Shares") and certain assets of IPL, and;

     WHEREAS, Teltran, IPL and NCTN desire to effect the aforesaid transactions;

     NOW, THEREFORE, in consideration of the premises, and the representations, warranties and covenants hereinafter set forth the parties hereby agree as follows:

ARTICLE I.

                                   DEFINITIONS

1.1 "Defined Terms" As used in this Agreement, the following terms shall have the meanings indicated below:

     "Assignment and Assumption Agreement" shall mean that Assignment and Assumption Agreement dated no less than one day prior to the Closing Date by which the Acquired Company shall assign and Teltran and IPL shall unconditionally assume, and indemnify and hold the Acquired Company harmless from, the Excluded Liabilities in the form attached hereto as Exhibit A.

     "Acquired Assets" or "Assets" shall mean those assets of IPL specifically identified on Schedule 1 attached hereto, and such assets shall be free and clear of any Liabilities associated therewith whether arising in contract, by operation of law or otherwise.

     "Balance Sheet" shall refer to the Balance Sheet of the assets and liabilities of the Acquired Company dated December 20, 2000, including any notes thereto.

     "Certificate of Designations" shall refer to the Certificate of Designations setting forth the terms of the Preferred Stock hereinafter defined and filed with the Secretary of the State of Delaware no later than the Closing Date (as herein defined).

     "Closing Date" shall be that date on which the closing occurs as provided in Section 2.1 herein.

     "Consents" shall refer to the consents or approval of any third party including any governmental agency or registered securities association or stock exchange required in connection with the Transactions including, but not limited to, any consent required in connection with the transfer of the Acquired Company Shares or resulting from a change in beneficial ownership of the Acquired Company.

     "Enforceability Exceptions" shall mean the extent to which enforceability of an obligation may be limited by applicable bankruptcy, insolvency, re-organization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies.

     "Exchange Rate" shall mean for purposes of comparing the relative value of one U.S. dollar to one British pound sterling, the value of one dollar and fifty cents ($1.50) to one pound sterling ((pound)1.00).

     "Excluded Liabilities" shall mean subject to the provision of Section 5.4 all Liabilities of the Acquired Company not specifically reflected, noted or specifically reserved against on the Balance Sheet, including without limitation any Liabilities of the Acquired Company that together with the Liabilities so specifically reflected, noted or specifically reserved against would exceed the sum of the amount of the Liability disclosed in the footnote thereto plus (pound)679,078.39, but in any event not including any of the Ordinary Course Liabilities.

     "GAAP" shall refer to generally accepted accounting principles as applied in the United States or the United Kingdom as the case may be.

     "Laws" shall mean all laws, common laws, rules, regulations, ordinances, codes, judgments, injunctions, orders, decrees, permits, published policies and other requirements of the United States or United Kingdom and other jurisdictions to which Teltran, IPL or the Acquired Company, as applicable, are subject, including all foreign and local governments and all agencies and instrumentalities thereof, including any administrative agencies or administrative body created by any such government.

     "Liabilities" shall mean any indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth on a financial statement including the notes thereto.

     "Lien" means any mortgage, pledge, lien, encumbrance, charge, adverse claim or restriction of any kind affecting title or resulting in an encumbrance against property, real or personal, tangible or intangible, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any third party option or other agreement to sell and any filing of or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction).

     "Material Adverse Effect" or "Material Adverse Change" with respect to a party or the Acquired Company means a change which would in the aggregate have material adverse effect on the assets, liabilities (whether absolute, accrued, contingent or otherwise), condition (financial or otherwise), results of operations, business or future business or financial condition on a consolidated or combined basis of such party.

     "Ordinary Course Liabilities" shall mean those Liabilities of the Acquired Company that have arisen since the date of the Balance Sheet in the ordinary course of the Acquired Company's business and consistent with reasonable commercial practices, other than Liabilities for any advances made on the Purchase Price by Buyer, or other Liabilities that may have arisen from indebtedness for borrowed money.

     "Preferred Stock" or "Series A Preferred Shares" shall refer to the Series A Preferred Stock of NCTN convertible as set forth in the Certificate of Designations.

     "Person" shall mean any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, company, estate, unincorporated organization or governmental entity.

     "Release" shall mean that document in substantially the form attached hereto as Exhibit B by which the parties intend to release all intracompany receivables, payables, loans and advances as of the closing date among Teltran and IPL on the one hand, and the Acquired Company on the other.

     "Stated Value" shall refer to the $1,000 in stated value of the Preferred Stock as hereinabove defined.

     "Stockholders' Agreement" shall be a Standstill and Stockholders Agreement containing terms set forth in Exhibit C attached hereto among NCTN, NCT Group, Inc. and each of the holders of the Series A Preferred Shares, which shall be reasonably acceptable to NCTN's and Teltran's counsel.

     "Subsidiary" shall refer to any corporation, company, partnership joint venture, business trust or other entity in which a Person has a equity interest or which is otherwise controlled by such Person.

     "Transactions" shall mean, in respect of any party, all transactions set forth in or contemplated by this Agreement that involve, relate to or affect such party, including, without limitation, all transactions and undertakings set forth in such documents, agreements, instruments of title or certificates that such party may deliver to another party pursuant to this Agreement.

     "Working Capital" as reflected on any balance sheet of the Company as may be referred to herein or prepared and adjusted as set forth in Section 2.5 and
Schedule 2.5 hereto shall mean current assets less current liabilities.

ARTICLE II.
                                   THE CLOSING

2.1 The Transactions. The closing ("Closing") of the Transactions under this Agreement shall occur as soon as reasonably practical after the execution and delivery hereof by all parties, and promptly following final agreement between Teltran and NCTN and their respective counsel as to the precise form of the Certificate of Designations. Such Closing shall be deemed to be held at the offices of NCTN at 20 Ketchum Street, Westport CT, U.S.A. effective at 10:00 a.m. local time on such date as the Closing shall occur (the "Closing Date").

2.2 The Closing. At the Closing the parties shall deliver the following agreements, documents, instruments of title, certificates and other materials as contemplated by the Transactions:

2.2.1 NCTN Deliveries. NCTN shall deliver by wire transfer of same day funds to Teltran the sum of One Hundred Thousand U.S. Dollars ($100,000) (the "Initial Cash Price") to an account at a U.S. bank designated in writing, less any advances of the Purchase Price made by NCTN to Teltran or the Acquired Company prior to the Closing Date set forth on Schedule 2.2.1. The advances set forth on
Schedule 2.2.1 shall not reflect any cash advances made to the Acquired Company to pay Ordinary Course Liabilities. In addition, NCTN shall issue for the benefit of Teltran and IPL to the following persons and parties Series A Preferred Shares, free and clear of all Liens:

     (a) to John Chalfin, Series A Preferred Shares having a value, after applying the Exchange Rate to the Stated Value, of (pound)750,000;

     (b) to the finders (Cook and Pittsburg), Series A Preferred Shares having a value, after applying the Exchange Rate to the Stated Value, of (pound)425,810;

     (c) to a collateral or escrow agent designated by Teltran, Series A Preferred Shares having a Stated Value of up to (pound)2,264,190. If Teltran instructs NCTN to deliver Series A Preferred Shares having a Stated Value of less than (pound)2,264,190 to a collateral agent or escrow agent, NCTN shall deliver the remaining Series A Preferred Shares directly to Teltran or its counsel;

NCTN may in its sole discretion round up or down the total number of Series A Preferred Shares to be issued at the Closing to the nearest Stated Value of a single share of Series A Preferred Stock to avoid issuing fractional shares. In addition, NCTN shall make the following deliveries to Teltran and IPL:

     (d) a release of the personal guarantee of Byron Lerner of the advances referenced on Schedule 2.2.1; and if applicable referred to in Section 2.10;

     (e) an opinion of NCTN's counsel as reasonably requested by Teltran's and IPL `s counsel; and

     (f) such other documents and certificates as Teltran or its counsel may reasonably request.

2.2.2 Teltran Deliveries. Teltran shall deliver to NCTN:

     (a) one or more certificates representing all of the Acquired Company Shares with all tax stamps, endorsements and proof of other liens or charges arising in connection with the transfer and sale of the Acquired Company Shares having been paid by Teltran based upon reasonable assumptions as to the fair market value of the Series A Preferred Shares to be delivered at Closing and pursuant to Section 2.6 herein, with such stock transfer powers duly endorsed over to NCTN as may be required by applicable Law to more fully consummate the Transactions contemplated hereby;

     (b) an executed and delivered original of the Assignment and Assumption Agreement date no less than one day prior to the Closing Date;

     (c) executed originals of all Consents relating to the Acquired Company and its assets;

     (d) a Release of the Acquired Company in respect of all Liabilities that may be owed by the Acquired Company to Teltran and its Subsidiaries in a form reasonably acceptable to NCTN and its counsel;

     (e) certified resolutions of the Teltran Board of Directors approving this Agreement, the Assignment and Assumption Agreement, the Release and the Transactions;

     (f) the Stockholders' Agreement with NCTN in respect of the Series A Preferred Shares to be issued for the benefit of Teltran and IPL hereunder;

     (g) an officer's certificate signed by two officers or directors of Teltran as may be designated and in the form requested by NCTN as to the truth, completeness and accuracy of the representations and warranties of Teltran contained in this Agreement, the Assignment and Assumption Agreement, the Stockholders' Agreement and the fair presentation of the Balance Sheet;

     (h) an opinion of Teltran and IPL's counsel as reasonably requested by NCTN's counsel; and

     (i) such other documents, instruments, certificates and undertakings as NCTN and its counsel may reasonably request.

2.2.3 IPL Deliveries. IPL shall deliver to NCTN as follows:

     (a) an executed original of such instruments of title to the Acquired Assets as counsel for NCTN may reasonably request to best confer free and clear title thereto in the name of NCTN;

     (b) certified resolutions of the Board of Directors of IPL approving this Agreement, the Assignment and Assumption Agreement, the Release and the Transactions;

     (c) a Release of the Acquired Company in respect of all Liabilities that may be owed by the Acquired Company to IPL and its Subsidiaries in a form reasonably acceptable to NCTN and its counsel;

     (d) executed originals of all Consents relating to the Acquired Assets;

     (e) an officer's certificate signed by two officers or directors of IPL as may be designated by NCTN in a form reasonably requested by NCTN's counsel attesting as to the accuracy and completeness of the representations and warranties of IPL set forth herein and in the Assignment and Assumption Agreement;

     (f) an executed original of the Assignment and Assumption Agreement; and

     (g) such other documents, instruments, certificates and undertakings as NCTN or its counsel may reasonably request.

2.2.4 Acquired Company Deliveries. Teltran shall cause the Acquired Company to deliver to NCTN:

     (a) a certified long form copy of its Articles of Association and Memorandum of Association;

     (b) all minute books and corporate records of the Acquired Company and the Acquired Company's seal;

     (c) written resignations of all officers and directors of the Acquired Company effective on the Closing Date;

     (d) certified resolutions of the board of directors of the Acquired Company authorizing the Transactions, and appointing nominees of NCTN as directors as well as the managing director and other officers of Acquired Company effective on the Closing Date;

     (e) a Release to the Teltran and IPL Liabilities owed by Teltran and IPL to the Acquired Company in an amount not to exceed(pound)375,388.87; and

     (f) such other documents as NCTN or its counsel may reasonably request.

2.2.5 Companies House Filings. Promptly after the Closing NCTN and the Acquired Company shall make all necessary and appropriate filings with Companies House of the United Kingdom to report and record the Transactions, the newly elected directors and officers of the Acquired Company, and the ownership of the NCTN Acquired Shares as of the Closing Date.

2.3 Ordinary Course Liabilities; DataTech Settlement. NCTN agrees that the Acquired Company shall remain obligated to pay, perform and discharge the Ordinary Course Liabilities. NCTN further agrees that the Acquired Company shall be solely responsible for payments to be negotiated, settled by NCTN and paid (the "DataTech Settlement") by the Acquired Company in connection with all claims made by DataTech Limited and Logical e business Solutions Limited in connection with the Debenture of the Acquired Company dated March 15, 2000, to the benefit of The Web Factory Limited (now known as Logical e business Solutions Limited), (the "DataTech Debenture").

2.4 DataTech Settlement Consideration. No later than three business days after the execution and delivery of one or more agreements evidencing all terms of the DataTech Settlement, NCTN shall pay to Teltran in same day funds $100,000 by wire transfer (the "DataTech Consideration").

2.5 Adjustment. Promptly following the Closing NCTN shall cause the Acquired Company to prepare a balance sheet of its assets and liabilities in accordance with GAAP based upon the Balance Sheet (without customary footnotes and year-end adjustments) dated the Closing Date (the "Closing Balance Sheet"), and shall deliver to Teltran a copy of the Closing Balance Sheet together with a completed
Schedule 2.5 attached hereto that reflects certain adjustments as set forth on such Schedule to a "Pro Forma Balance Sheet at 12/20" and a "Final Closing Balance Sheet." If the adjusted Closing Net Working Capital of the Acquired Company, reflected on the Final Closing Balance Sheet as adjusted pursuant to
Schedule 2.5, is less than the adjusted net Working Capital reflected on the Pro Forma Balance Sheet at 12/20 as adjusted pursuant to Schedule 2.5, then the absolute difference (the "Adjustment") shall be deducted from the total post closing consideration referenced in Section 2.6 herein, and NCTN shall offset such deduction against any payments of cash or in respect of delivery of Series A Preferred Shares (which for this purpose shall be dollar for dollar against the stated value) that it may owe to Teltran as set forth in Section 2.4 or
Section 2.6 herein; provided that Teltran shall have the right to object in writing within ten business days of receipt to NCTN's final compilation of
Schedule 2.5, the Pro Forma Balance Sheet at 12/20 and the Final Closing Balance Sheet. If the parties are unable to resolve their differences within an additional ten business days, they shall jointly engage a neutral independent accounting firm (the "Firm") within ten business days thereafter and whose review and determination of the merits of Teltran's objections to the NCTN compilation of Schedule 2.5 and the Final Closing Balance Sheet shall be determinative final and binding on the parties, absent manifest error. If one party substantially prevails as to its objections or compilation of Schedule 2.5, the Pro Forma Balance Sheet at 12/20 and the Final Closing Balance Sheet, the other party shall pay the fees and expenses of such Firm. If neither party substantially prevails, Teltran and NCTN shall share equally in the pay of such fees and expenses, with the Firm determining which, if any, party substantially prevailed.

2.6 Post Closing Consideration. Subject to NCTN's right of offset for breaches of representations and warranties of Teltran and IPL and claims for indemnification as set forth in Section 2.7 below, and the right of NCTN to deduct the Adjustment against payments of cash or issuance of Preferred Stock as set forth in Section 2.5 above, following the Closing NCTN shall pay to Teltran $150,000 in same day funds on or prior to the 60th day following the Closing Date or if such 60th day is not a business day in either London or New York the next business day thereafter (the "Post Closing Consideration"). The parties shall endeavor to move up the day of payment of this Post Closing Consideration by reaching full agreement on the Adjustment, if any, pursuant to Section 2.5.

NCTN shall further issue and deliver on such date to Teltran or its designees on behalf of Teltran and IPL Series A Preferred Shares having a stated value of (pound)1,500,000, (the "Final Shares") less any amounts of the Adjustment that were not deducted, or Excluded Liabilities that were not offset as provided in
Section 2.8, offset by the DataTech Settlement Consideration or the Post Closing Consideration. The value of the Initial Cash Consideration, the stated value of the Series A Preferred Shares issued at Closing pursuant to Section 2.2.1(a),
(b) and (c), the DataTech Consideration and the stated value Final Shares when added together shall equal the sum of the $350,000 and Preferred Shares having a stated value equivalent to (pound)4,940,000 (the "Purchase Amount"), subject to deduction of the Adjustment as provided in Section 2.5 and any offset as provided in Section 2.7.

2.7 Offsets. If NCTN or its stockholders or Subsidiaries incur any Liabilities relating to any breach of representations and warranties of Teltran and IPL or breach of any covenants, obligations or undertakings of Teltran and/or IPL in this Agreement or the Assignment and Assumption Agreement, then NCTN shall have the right to offset such Liabilities against the obligation to deliver to Teltran the DataTech Consideration in Section 2.4, the Post Closing Consideration or to issue the Final Shares as provided in Section 2.6. For purposes of any offsets against shares of Preferred Stock, such offsets shall be dollar for dollar against the stated value of the Preferred Stock.

2.8 Allocation. Teltran and IPL shall provide to NCTN an intended allocation of the total Purchase Price between them for the Acquired Company Shares and the Acquired Assets no later than five business days following the Closing Date. NCTN shall have five business days thereafter to propose any changes thereto, and if reasonably acceptable to Teltran and IPL, the parties shall adopt such allocation for all purposes in connection with the Transactions contemplated hereby.

2.9 Certain Matters. Notwithstanding any other provision of this Agreement, the parties have agreed to handle certain employment and other matters concerning the Acquired Company as set forth on Schedule 2.9. Such matters are addressed in their entirety in Schedule 2.9. and shall not be the basis for any increase or decrease in the Adjustment or in determination of the Excluded Liabilities or the Ordinary Course Liabilities.

2.10 Certain Pre-Closing Advances. Notwithstanding any other provisions of this Agreement, any advance made by NCTN or its affiliates for operations in the normal course of business of Acquired Company shall not be included as an Excluded Liabilities in the Agreement or Assignment and Assumption Agreement, subject to any indemnity or included as a liability for any calculation under
Section 2.5 and any guaranties thereof shall be released. If the Closing shall not occur, the Acquired Company shall remain liable to NCTN for such advance and any such guaranty shall remain in effect.


ARTICLE III.
                REPRESENTATIONS AND WARRANTIES OF TELTRAN and IPL

     Except as set forth in the Acquired Company Disclosure Schedule, Teltran and IPL jointly and severally represent and warrant to NCTN as follows on the date hereof and on the Closing Date with the knowledge and understanding that NCTN is relying materially upon such representations and warranties.

3.1 Organization and Standing of Acquired Company. The Acquired Company is a corporation duly organized, validly existing and in good standing under the corporate laws of England and Wales. The Acquired Company has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each jurisdiction where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect. The copies of the Memorandum of Association and Articles of Association of the Acquired Company as amended to date, and made available to NCTN, are true and complete copies of those documents as now in effect ("Corporate Documents").

3.2 Capitalization. The authorized capital stock of the Acquired Company, as set forth in Corporate Documents to be exchanged hereunder constitutes all the issued and outstanding Shares of the Acquired Company except as set forth in
Schedule 4.2, the shares of common stock of the Acquired Company that are issued and outstanding are duly authorized, validly issued and outstanding, fully paid and non-assessable (not subject to further charge), and were not issued in violation of the preemptive rights of any person. There are no outstanding (a) options, warrants or rights to purchase or subscribe for any equity securities, or other ownership interests of the Acquired Company, (b) obligations of the Acquired Company, whether absolute or contingent, to issue any shares of equity securities or other ownership interests, (c) debt or equity securities directly or indirectly convertible into any equity securities of the Acquired Company or
(d) any stockholder agreements, options, rights of first refusal or other similar rights with respect to the capital stock of the Acquired Company to which the Acquired Company is a party.

3.3 Share Ownership. Teltran represents that it is the record and beneficial owner of all shares of Acquired Company Shares free and clear of all Liens except such Liens as shall be satisfied at Closing. Upon execution of this Agreement and deliveries at closing of the certificates for Acquired Company Shares, NCTN shall receive marketable title to such Acquired Company Shares free and clear of all Liens and encumbrances and claims of third parties.

3.4 Authority. Teltran and IPL are corporations duly formed, validly existing and in good standing in the jurisdiction of their incorporation or formation. The execution, delivery and performance of this Agreement, the Assignment and Assumption Agreement, the Stockholders' Agreement and the Releases will not conflict with, violate or cause a default under, their respective charter documents, or any note, credit agreement, indenture, pledge or security agreement, or other instrument relating to indebtedness for borrowed money, or any material contracts to which they or the Acquired Company may be a party, or by which they, their assets or the Acquired Assets are bound. Teltran and IPL have all the requisite corporate power and authority to execute and delivery and perform its obligations under this Agreement and all related transactions as provided hereunder and upon execution and delivery, the Agreement, the Assignment and Assumption Agreement, the Stockholders' Agreement and the Releases to be delivered hereunder are valid, binding, enforceable against Teltran and IPL in accordance with their respective terms subject to the Enforceability Exceptions.

3.5 Investment Intent. Teltran and IPL are acquiring the Preferred Stock herewith to be issued hereunder for investment, for their own account, and not with a view to any public distribution thereof. In such connection, each further represents and warrants that they understand that NCTN is issuing the Preferred Stock for the benefit of Teltran and IPL in reliance upon an exemption from the registration requirements pursuant to Section 5 of the Securities Act of 1933, as amended (the "Act") and the rules and regulations thereunder. Such Preferred Stock any common stock of NCTN that may be issued upon the conversion thereof (the "Conversion Shares") may not be sold, transferred, pledged, hypothecated, assigned or otherwise disposed of by any holder thereof unless NCTN shall have been supplied with evidence satisfactory to it and its counsel that such transfer is not in violation of the Act. Teltran and IPL understand that the certificates for the Preferred Stock and the Conversion Shares shall bear an appropriate restrictive legend to reflect the foregoing restrictions and that stop transfer instructions will be placed against the Preferred Stock and Conversion Shares with respect thereto. Teltran and IPL consent to the placing of such legend on the certificates for the Preferred Stock.

3.6 Infringement. The Acquired Company is not violating or infringing, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or intangible asset.

3.7 Assets. IPL has good and marketable title to all of the assets and properties constituting the Assets free and clear of all Liens. The Acquired Company has good and marketable title to all of the assets it purports to own or which are reflected on the balance sheet, and has a valid and enforceable leasehold interest in the assets and properties it purports to lease, subject only to such Liens that have been previously disclosed to NCTN.

3.8 Compliance with Laws. The Acquired Company is in compliance with all Laws that may be applicable to it and to its asset and lines of business, except where noncompliance would not have a Material Adverse Effect on its current working capital to be reflected on the Closing Balance Sheet.

3.9  Employees.  The Acquired  Company has only those persons listed on Schedule
3.9 as employees, and has no other employment obligations or Liabilities in respect thereof, whether past, present or in the future to any other person.
Schedule 3.9 accurately sets forth the maximum annual salary obligations currently owed to its employees.

3.10 Balance Sheet. The Balance Sheet fairly presents the assets and Liabilities of the Acquired Company as of the date thereon, and was prepared in accordance with GAAP (except for customary footnotes and year-end adjustments) from records accurately and fairly maintained by the Acquired Company. The Acquired Company has not incurred or suffered any Liability not in the ordinary course of business since the date of the Balance Sheet. The assets of the Acquired Company are free and clear of all Liens, subject only to such Liens that have been previously disclosed to NCTN. The Acquired Company has no obligations of indebtedness for borrowed money, except for such advances as may have been made by NCTN on or prior to the Closing Date.

3.11 Full Disclosure. Neither Teltran, IPL, the Acquired Company or their respective officers, directors, employees and representatives have made any untrue statements of material fact or omitted to disclose any material facts to make any statements not misleading to NCTN, NCT Group, Inc., a Delaware corporation and the parent of NCTN, or their respective representatives in connection with the Transactions or the representations and warranties contained in this Agreement or the Assignment and Assumption Agreement or the schedules and documents delivered hereunder.

ARTICLE IV.
                     REPRESENTATIONS AND WARRANTIES OF NCTN

     NCTN represents and warrants to and agrees with Teltran as follows as of the date hereof and the Closing Date with the knowledge and understanding that Teltran is relying materially upon such representations and warrants:

4.1 Organization and Standing of NCTN. NCTN is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware ad has the corporate power to carry on its business as now conducted and to own its assets and is duly qualified to transact business as a foreign corporation in each state where such qualification is necessary except where the failure to qualify will not have a Material Adverse Effect.

4.2 Governmental Approval: Consents. No authorization, license, permit, franchise, approval, order or consent of and no registration, declaration or filing by NCTN with any governmental authority, domestic or foreign, federal, state or local, is required in connection with NCTN execution, delivery and performance of this Agreement and consummation of the transaction. No Consents of any other parties are required to be received by or on the part of NCTN to enable Teltran to enter into and carry out this Agreement.

4.3 Authority. This Agreement constitutes, and all other agreements contemplated hereby will constitute, when executed and delivered by NCTN in accordance herewith, the valid and binding obligations of NCTN enforceable in accordance with their respective terms, subject to the Enforceability Exceptions.

4.4 Share Issuance. The shares of Preferred Stock to be issued hereby are, and the shares of common stock to be issued upon conversion or exchange thereof shall be, duly and validly issued, fully paid and non-assessable.

4.5  Capitalization.  The  authorized  capital stock of the NCTN is set forth in
Schedule 4.5. Except as set forth in such schedule, no other shares of Preferred Stock of the Acquired Company are issued and outstanding. There are no plans to issue outstanding shares of Preferred Stock except as disclosed in Schedule 4.5. There are no (a) options, warrants, convertible securities or other rights to purchase or subscribe for any equity securities, or other ownership interests of NCTN outstanding, or (b) other obligations of NCTN whether absolute or contingent, to issue any shares of equity securities or other ownership interests, except as disclosed on Schedule 4.5.

ARTICLE V.
                                    INDEMNITY

5.1 WebFactory Indebtedness. NCTN shall indemnify and hold harmless Teltran from liability, costs and expense of any description of the Acquired Company as well as any guaranty of any indebtedness of the Acquired Company, including any indebtedness incurred in connection with the acquisition of assets by the Acquired Company from the WebFactory Limited (now known as Logical e Business Solutions Limited) in March 2000, which is specifically reflected or noted on the Balance Sheet, and if not so reflected, NCTN shall have no indemnification or hold harmless obligation to Teltran in respect thereof. NCTN shall cause the Acquired Company to indemnify and hold Teltran harmless from the Ordinary Course Liabilities.

5.2 IPL Shareholders. Teltran and IPL shall jointly and severally indemnify and hold NCTN harmless from any and all claims of the IPL shareholders and any IPL creditors with respect to the transfer of the Acquired Assets. IPL represents and warrant to NCTN that it is receiving fair consideration for the Acquired Assets pursuant to the allocation of the Purchase Price as contemplated by
Section 2.8 herein.

5.3 Brokers' Fees. Except for fees paid to the Finder as set forth herein, Teltran and the Acquired Company shall save and hold the other harmless from any claims made against the other on account of their acts or alleged acts from any person for any other agent's, broker's or finder's fee or commission incurred in connection with the Transactions.

5.4 Teltran Indemnity. Teltran and IPL jointly and severally shall indemnify and hold harmless the Acquired Company and NCTN and its officers, directors, representatives, stockholders and affiliates (the "NCTN Indemnitees") from and against (a) the Excluded Liabilities, (b) any breach of representation, warranty or covenant made by them in this Agreement, the Assignment and Assumption Agreement or in connection with the Transactions, and (c) any Liabilities of the Acquired Company as of the Closing Date (other than the Ordinary Course Liabilities). For purposes of clarity and without limitation on the aforesaid, neither Teltran nor IPL shall have any obligation to indemnify or hold harmless the Acquired Company, NCTN or any of the NCTN Indemnitees from or against the Ordinary Course Liabilities, the DataTech Settlement, or such claims as may be asserted by DataTech and Logical e business Solutions or any indebtedness in connection with the DataTech Debenture, any advance made by NCTN (other then an advance of Initial Cash Price hereunder) any item listed in Schedule 2.9 (except as otherwise provided therein), nor shall any such item be deemed an Excluded Liability or a liability assumed pursuant to the assignment and Assumption Agreement. In the event any liability was satisfied under any other provision of this Agreement, including Section 2.5, neither Teltran nor IPL shall have no further obligation therefore.

ARTICLE VI.
                              POST CLOSING MATTERS

6.1 Non Solicitation. Teltran further undertakes and agrees that during the term of the Agreement and, for the one year period after termination, it will not, directly or indirectly employ, cause to be employed, or solicit for employment any of the Acquired Company's employees.

6.2 Non-Disclosure of Information.

(i) Teltran shall (i) never, directly or indirectly, disclose to any person or entity for any reason, or use for his own personal benefit, any "Confidential Information" (as hereinafter defined) either during his employment with Teltran and its affiliates or following termination of that employment for any reason
(ii) at all times take all precautions necessary to protect from loss or disclosure by it of any and all documents or other information containing, referring or relating to such Confidential Information.

(ii) Notwithstanding any provision to the contrary in this Section 6.2, this paragraph shall not apply to information which Teltran is called upon by legal process regular on its face (including, without limitation, by subpoena or discovery requirement) to disclose or to information which has become part of the public domain or is otherwise publicly disclosed through no fault or action of Teltran.

(iii) For purposes of this Agreement, "Confidential Information" means any information relating in any way to the business of the Acquired Company which consists of technical and non-technical information about the Acquired Company's products, processes, programs, concepts, forms, business methods, data, any and all financial and accounting data, marketing, customers, customer lists, and services and information corresponding thereto. Confidential Information shall not include any of such items which are published or are otherwise part of the public domain, or freely available from trade sources or otherwise without breach of any obligation of confidentiality.

6.3 Injunctive Relief. The parties hereto agree that the remedy at law for any breach of the provisions of this paragraph 7 will be inadequate and that the Company or any of its subsidiaries or other successors or assigns shall be entitled to injunctive relief without bond. Such injunctive relief shall not be exclusive, but shall be in addition to any other rights and remedies Company or any of its subsidiaries or their successors or assigns might have for such breach.

6.4 Access. From and after the Closing Date, NCTN and the Acquired Company shall give Teltran and its accountants such reasonable access as Teltran may request to the Acquired Company's books and records and financial personnel for purposes of reviewing NCTN's compilation of Schedule 2 as provided in Section 2.5, and for preparation of Teltran's consolidated tax returns and financial statements and related disclosures as may be required by applicable law.

ARTICLE VII.
                                  MISCELLANEOUS

7.1 Expenses. Except as otherwise provided herein, the Acquired Company, NCTN and Teltran shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, irrespective of whether or not the transactions contemplated hereby are consummated.

7.2 Survival of Representations, Warranties and Covenants. All statements contained in this Agreement or in any certificate delivered by or on behalf of NCTN, IPL or Teltran pursuant hereto, or in connection with the transactions contemplated hereby shall be deemed representations, warranties and covenants by the parties as the case may be, hereunder. All representations, warranties, and covenants made by the parties in this Agreement, or pursuant hereto, shall survive the Closing, but shall terminate two years from the Closing Date.

7.3 Succession and Assignments; Third Party Beneficiaries. This Agreement may not be assigned (either voluntarily or involuntarily) by any party hereto without the express written consent of the other party. Any attempted assignment in violation of this Section shall be void and ineffective for all purposes. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto. Except as expressly set forth in this Section 7.3, there shall be no third party beneficiaries of this Agreement.

7.4 Accuracy of Documents. All documents delivered by the Acquired Company, NCTN to Teltran, and by Teltran to NCTN, as photocopies faithfully reproduce the originals thereof, and such originals are authentic and were, to the extent execution was required, duly executed.

7.5 Notices. All notices, requests, demands, or other communications with respect to this Agreement shall be in writing and shall be (i) sent by facsimile transmission, (ii) or with respect of notices from the United States sent by the United States Postal Service, registered or certified mail, return receipt requested, (iii) personally delivered by a nationally recognized express overnight courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

            To Teltran, and IPI:

            (1)   Teltran International Group, Inc.
                  One Penn Plaza, Suite 3632
                  New York, New York 10119
                  Fax:  (212) 643-1997

            With a copy to:

                  Parker Duryee Rosoff & Haft
                  529 Fifth Avenue
                  New York, New York 10017
                  Attn:  Michael DiGiovanna, Esq.
                  Fax:  (212) 972-9487

            (2)   To NCTN:

                  Cy Hammond
                  NCT Group Inc.
                  40 Ketchum Street
                  Westport, CT 06880
                  Fax:  (203) 226-4338

            With a copy to:

                  William P. O'Neill
                  Latham & Watkins
                  1001 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20004
                  Fax:  (202) 637-2201

     All such notices shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (i) the day delivered to such address or sent by facsimile transmission, (ii) the fifth business day following the date deposited with the United States Postal Service, or (iii) the next business day after shipment by such courier service.

7.6 Construction. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York (US) without giving effect to the principles of conflicts of law thereof.

7.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

7.8 No Implied Waiver; Remedies. No failure or delay on the part of the parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights, powers, and privileges granted herein shall be in addition to other rights and remedies to which the parties may be entitled at law or in equity.

7.9 Entire Agreement. This Agreement, including any exhibits and Disclosure Schedules attached hereto, sets forth the entire understandings of the parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof, and cannot be amended, waived or changed except in writing, signed by the party to be bound thereby.

7.10 Headings. The headings of the Sections of this Agreement, where employed, are for the convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meanings of the parties.

7.11 Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted hereof and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this agreement as of the date hereof.

                                    TELTRAN INTERNATIONAL GROUP, LTD.


                                    By:
                                       ---------------------------------------



                                    INTERNET PROTOCOLS, LTD.


                                    By:
                                       ---------------------------------------



                                    NCT NETWORKS, INC.


                                    By:
                                       ---------------------------------------

                                  Schedule 2.8

                                    Certain Matters

1. The Acquired Company shall negotiate and settle all claims with Mike Nevell, at the direction of NCTN, and NCTN and the Acquired Company will be solely responsible for any payments to be made to Mr. Nevell, without any Adjustment to the Balance Sheet at December 20, 2000 or to the Final Closing Balance Sheet included in Schedule 2.5.

2. Teltran shall be responsible for reaching settlements with Patricia Morris and Alan Harvey. Once such settlement is made and the Acquired Company is fully and unconditionally released from such claims, NCTN shall pay one-half of the settlement amount to Teltran, which payment by NCTN shall not exceed(pound)15,822. Any settlement amount in excess of(pound)31,644 shall be the sole responsibility of Teltran. Teltran shall be responsible for the other half of such settlement. Teltran agrees, upon receipt of such payment by NCTN, to indemnify and hold harmless the Acquired Company, NCTN and their respective officers, directors and affiliates from such claims, including reasonable attorneys' fees, if it is ever necessary to defend against such claims. The settlement with Ms. Morris and Mr. Harvey shall not cause any increase or decrease in the Adjustment or the Balance Sheet at December 20, 2000 or to the Final Closing Balance Sheet included in
     Schedule 2.5.

3. Any claims by Cook and/or Miller-Brazil are the sole responsibility of Teltran and such claims shall be discharged in full at the Closing from the consideration to be delivered at the Closing hereunder or otherwise as arranged by Teltran.

                                    EXHIBIT C


                        Terms of Stockholders' Agreement


1. The holders of the Preferred Stock shall agree to vote their common stock of NCTN to be issued upon conversion of the Preferred Stock as recommended by a majority of the Board of Directors of NCTN to the common stockholders, including with respect to the election of Directors.

2. The holders of the Preferred Stock agree not to acquire additional shares of NCTN common stock or securities convertible into or exchangeable for NCTN common stock without the permission of the NCTN Board of Directors.

3. Points 1 and 2 above shall be binding upon such holders' successors and assigns if such holders' Preferred Stock or shares of common stock are transferred privately to any third party, and not so binding if sold through any market on which NCTN common stock is listed for trading in public transactions.

4. The holders of the Preferred Stock shall be free to transfer any shares of NCTN common stock issued to them upon conversion of the Preferred Stock through any market on which NCTN common stock is listed for trading in public transactions, without restriction under the Stockholders' Agreement.

                                 Legal Opinions

1. Teltran Counsel: The Purchase Agreement, Assignment and Assumption Agreement, Releases, and Stockholders' Agreement have been duly approved by all necessary corporate action for execution and deliver by Teltrans and IPL and (a) do not conflict with any charter documents, and (b) are valid, binding and enforceable against Teltran and IPL, and the holders of the Preferred Stock (where applicable), subject to standard exceptions.

2. NCTN Counsel: The Purchase Agreement has been duly approved by all necessary corporate action for execution and delivery by NCTN and (a) does not conflict with any charter documents, and (b) is valid, binding and enforceable against NCTN subject to standard exceptions. The Preferred Stock and the NCTN Common Stock when issued upon conversion of the Preferred Stock, has been or will be duly authorized, validly issued, fully paid and non-assessable.